                                                                 Exhibit (b)(7)

                       ISSUING AND PAYING AGENT AGREEMENT


This Issuing and Paying Agency Agreement (the "Agreement"), dated as of July 16, 1999, between National Service Industries, Inc. (Issuer), a Delaware corporation (the "Issuer") and The First National Bank of Chicago, a national banking association ("FNBC"), as issuing and paying agent, in connection with the issuance and payment, in book entry only form, of certain commercial paper notes (collectively the "Notes"). The Issuer hereby appoints FNBC its agent to issue, deliver and pay such Notes as herein set forth. FNBC has advised the Issuer that it has arranged for First Chicago Trust Company of New York ("FCTC" or the "Sub-Agent") to act as its sub-agent for certain purposes of this Agreement, and the Issuer hereby agrees to the use of such Sub-Agent. The Issuer hereby agrees with FNBC as follows:


1.       Authorization.

         The Issuer shall enclose herewith an incumbency certificate in substantially the form of Exhibit A hereto (the "Incumbency Certificate") of the Secretary or an Assistant Secretary of the Issuer, certifying the incumbency and specimen signatures of officers, employees and other agents of the Issuer authorized to execute Notes and to act and to give instructions and notice with respect to Notes on behalf of the Issuer (hereinafter "Issuer Agents"). Until FNBC receives a subsequent Incumbency Certificate from the Issuer, FNBC may rely on the last such Incumbency Certificate delivered to it. Any Note bearing the signature of an Issuer Agent on the date such signature is affixed thereto shall bind the Issuer after the authentication and delivery of such Note even if such person shall have ceased to hold his or her office on the date such Note is authenticated and delivered.


2.       Notes.

         A. The Notes shall be issued to The Depository Trust Company ("DTC"), or its nominee in substantially the forms set forth in Exhibit B, as appropriate. In connection with the issuance of Notes, (i) FNBC has previously entered into a commercial paper certificate agreement ("Certificate Agreement") with DTC and (ii) FNBC and the Issuer shall jointly execute a letter of representations ("Representation Letter") to DTC. The Issuer understands and acknowledges that the execution of the Certificate Agreement by FNBC is a necessary prerequisite to the provision of book entry services under this Agreement and as such, the Issuer agrees, (x) to be bound by the provisions of the Certificate Agreement and (y) that the Certificate Agreement shall supplement the provisions of this Agreement. A copy of the Certificate Agreement and the Representation Letter are attached hereto as Exhibit C and Exhibit D, respectively.

         B. Prior to 12:00 p.m. (Chicago time) on each issuance date, an Issuer Agent or any dealer or placement agent appointed as confirmed in writing to FNBC by the Issuer (each a "Dealer") shall provide FNBC with instructions specifying the issue date, interest rate (if applicable), maturity date (which shall be no later than 366 days from the date of issuance thereof), proceeds, principal amount, maturity amount, payee and payee's settlement bank (which bank must be a participant in the DTC book entry commercial paper program) ("Issuance Instructions").

         C. Following receipt of Issuance Instructions, FNBC will process such Issuance Instructions in accordance with and subject to
                  (i) this Agreement, (ii) the procedures set forth in the DTC Commercial Paper Issuing/Paying Agent Manual ("Manual") and the Rules of The Depository Trust Company contained therein, including without limitation, the DTC Same Day Funds Settlement System, Money Market Instruments Program (collectively, "Rules") and (iii) the terms and conditions of the Certificate Agreement. Unless otherwise instructed by an Issuer Agent or the Dealer, Notes delivered under this Agreement shall be made against payment as more fully set forth in Section 3 below. In the event of a conflict between the terms of this Agreement and the terms of the Manual, the Certificate Agreement or the Rules, the provisions of this Agreement shall control.


3.       Proceeds of Sale of Notes.

         A. The Issuer understands that when FNBC is instructed to deliver against payment, the processing of Issuance Instructions may not be completed simultaneously against the receipt of payment. Accordingly, FNBC and the Sub-Agent are each hereby authorized to initiate delivery and to receive payment from the purchaser in accordance with the provisions of the Manual and the Rules. All such payments shall be received for credit to the Note Account (as that term is defined in paragraph 5 below). The Issuer hereby agrees to bear the risk that FNBC fails to receive payment of the purchase price of any Notes issued pursuant to Issuance Instructions.

         B. Funds received by FNBC in payment of the Note(s) ("Proceeds") will be credited to the Note Account. Prior to the time that such Proceeds are received, FNBC may, but shall not be obligated to, advance the Issuer an amount less than or equal to the anticipated Proceeds (an "Advance"). Upon telephonic, written (which may be in facsimile form), or electronic instructions received by FNBC from an Issuer Agent, an Advance may be (i) used in payment of Notes presented for payment upon maturity, (ii) deposited by FNBC in an account of the Issuer maintained at FNBC, or (iii) transferred to the account of the Issuer at another bank. If FNBC, in its sole discretion, makes an Advance, the Issuer agrees to apply the Proceeds to repay such Advance; if such Proceeds are insufficient to repay the Advance in full, the Issuer agrees to repay such Advance within 24 hours from the time such advance was made. Interest on any Advance shall accrue from the day such Advance is made, and shall bear interest as described in FNBC's standard fee schedule, a copy of which shall be provided to Issuer from time to time.


4.       Instructions.

         A. In addition to and not by way of limiting FNBC's authority or the authority of the Sub-Agent or any other person acting on its behalf to act on receipt of and in accordance with written instructions, the Issuer hereby authorizes FNBC and any person acting on its behalf, to act in accordance with Issuance Instructions received by FNBC or such person from an Issuer Agent or the Dealer, as provided in the following Sections 4.B. and 4.C.

         B. The Issuer or the Dealer may initiate Issuance Instructions electronically if it enters into a nonexclusive, nontransferable license agreement in a form specified by FNBC to use certain software products and associated printed documentation pursuant to a separate license agreement. FNBC shall be entitled to rely on the Issuance Instructions received electronically hereunder and, in the absence of actual knowledge to the contrary, may assume that all such Issuance Instructions were transmitted by the Issuer or on the Issuer's behalf, regardless of by whom they were actually transmitted.

         C. Telephonic Issuance Instructions shall be given to FNBC by an Issuer Agent or the Dealer at the telephone number specified by FNBC from time to time for such purpose, and shall be expressed to be for the attention of any of FNBC's or FCTC's officers or employees whose name has been specified for such purpose by FNBC to the Issuer. Telephonic Issuance Instructions to FNBC by an Issuer Agent or the Dealer shall be confirmed in writing by an Issuer Agent or the Dealer within 24 hours of the time such instruction is received by FNBC or on its behalf; provided that, in the event a discrepancy exists between the Telephonic Issuance Instructions and the subsequent written confirmation, or in the absence of receiving a written confirmation prior to the time specified in Sections 2.B. above, the Telephonic Issuance Instructions shall be deemed the proper and controlling Issuance Instructions and FNBC shall incur no liability for acting in accordance with any such Telephonic Issuance Instructions reasonably believed by it in good faith to have been given by an Issuer Agent or the Dealer. A "written confirmation" may be effected by means of communications directly between electro-mechanical or electronic devices or systems, including transmission by telecopier.


5.       Note Account.

         A. For purposes of the transactions contemplated herein, the Issuer shall open and maintain with FNBC a demand deposit account (No. 10-14661) (the "Note Account").

         B. Deposits will be made to the Note Account from time to time by or on behalf of the Issuer by delivery to FNBC of funds to be deposited therein. All Proceeds shall be credited to the Note Account. Withdrawals or other uses of the funds from the Note Account shall be made in accordance with instructions from an Issuer Agent or to repay amounts payable under Sections 3.B. or 6.D. hereof. Notwithstanding anything in this Agreement to the contrary, FNBC shall not be obligated (i) to permit any withdrawal or other use of funds from the Note Account, or
                  (ii) to honor any instructions to those effects, if FNBC, in its sole discretion, shall determine that as a result there would be an overdraft or negative balance in respect of final credits (whether in the course of any day, overnight or otherwise) in the Note Account.


6.       Payment of Notes.

         A. FNBC hereby agrees to serve as paying agent of the Issuer with respect to each of the Notes presented to FNBC, FCTC or DTC pursuant to this Agreement, the Manual or the Rules. The Issuer shall on the stated maturity date of such Notes, or, if such maturity date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (such maturity date or next succeeding Business Day, as the case may be, being hereinafter referred to as the "Maturity Date"), deposit or cause to be deposited in the Note Account by 9:00 a.m. Chicago time an amount in immediately available funds equal to the maturity amount of such Notes, or if applicable, the principal plus interest payable thereon. As used herein "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois or New York or is a day on which banking institutions located in either of such states are authorized by law or other governmental action to close.

         B. FNBC is hereby authorized and instructed by the Issuer, to the extent that funds sufficient to effect such payment are available in the Note Account, to pay, and shall pay, each of the Notes upon presentation thereof. FNBC is further hereby authorized and instructed by the Issuer to debit the Note Account in the amount of each such payment.

         C. If at any time funds in the Note Account are insufficient to cover payment of any matured Notes presented to FNBC, FCTC or DTC prior to 2:00 p.m. (Chicago time) on the Maturity Date of such Notes, FNBC may, but shall not be obligated to, pay the Notes thus creating an overdraft for the account of the Issuer, which overdraft shall be charged to the Note Account.

         D. The amount of any resulting overdraft shall represent an Advance by FNBC to the Issuer to be promptly repaid by the Issuer together with any applicable overdraft charges and interest on such advance for each day such advance remains outstanding in accordance with Section 3.B.

         E. Notwithstanding anything to the contrary herein, if at any time funds in the Note Account are insufficient to cover payment of all matured Notes presented for and awaiting payment, FNBC may apply such funds to the extent available to pay any of the Notes, either fully or in part, as FNBC deems appropriate.


7.       Representations and Warranties.

         Each day on which an Issuance Instruction is given to FNBC, the Issuer shall be deemed to represent and warrant to FNBC that (a) the issuance and delivery of the designated Notes will not violate any state or federal securities law applicable to the Issuer, (b) the Notes have been duly and validly authorized by the Issuer and (c) the Notes, when issued and delivered pursuant hereto, will constitute the legal, valid, and binding obligations of the Issuer, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).


8.       Indemnification; Liabilities.

         A. The Issuer shall indemnify FNBC, the Sub-Agent and their respective officers, directors, employees and agents, and hold the indemnified persons harmless from and against any and all costs, expenses, claims or liabilities (including, without limitation, reasonable lawyers' fees) arising out of or connected with the performance of each indemnified person's duties hereunder, except for costs, expenses, claims or liabilities arising out of the gross negligence or willful misconduct of an indemnified person. FNBC shall indemnify the Issuer, and its officers, directors, employees and agents, and hold each of them harmless from and against any and all costs, expenses, claims or liabilities (including, without limitations, reasonable lawyer's fees) arising out of or connected with its gross negligence or willful misconduct. Each indemnified person may rely and shall be protected in acting upon any resolution, certificate, opinion, instructions (whether oral or otherwise), receipt, or other document reasonably believed by such indemnified person to be (i) genuine and (ii) to have been signed or given by the proper party or parties.

         B. In acting with respect to the Notes, and generally in acting under the provisions hereof, FNBC will be required by the Issuer to perform only such duties as are specifically set forth herein and this Agreement shall not be construed to subject FNBC to any implied covenants or obligations. Except in the case of FNBC's gross negligence or willful misconduct, FNBC shall not be liable to the Issuer for any action taken or omitted by FNBC and reasonably believed by FNBC to be authorized or within the powers conferred upon FNBC hereby. In no event shall FNBC be liable for consequential, indirect or special damages, even if FNBC has been advised of the possibility of such damages. FNBC shall also not be liable for any action taken, or any failure to take any action in connection with this Agreement or the services provided hereunder or otherwise to fulfill its obligations in connection with this Agreement, in the event and to the extent that the taking of such action or such failure arises out of or is caused by mechanical breakdown, computer or system failure or other failure of equipment, failure or malfunctioning of any communications media for whatever reason, or any other cause outside of the control of FNBC, provided that FNBC undertakes to use reasonable efforts to cure any such failure or breakdown of FNBC or FCTC equipment. It is understood by the Issuer that provision of services under this Agreement is dependent upon the availability to FNBC and the Issuer of telecommunication facilities provided by third party vendors and that FNBC does not warrant such availability.

9.       Miscellaneous.

         A. FNBC or the Issuer may terminate this Agreement upon ten (10) days' prior written notice to the other party; provided, however, that to the extent there are then outstanding any Notes, notwithstanding such termination they shall remain valid obligations of the Issuer and shall continue to be subject to the provisions of this Agreement and, provided further, that no termination of this Agreement shall affect the rights and obligations of the parties hereto with respect to transactions initiated prior to such termination. In the event that FNBC shall give the Issuer notice of termination, the Issuer shall not issue on or after the date of such notice any Notes having a maturity in excess of thirty (30) days.

         B. The fees for FNBC's services hereunder shall be as mutually agreed upon in writing between FNBC and the Issuer, which are initially set forth as Exhibit E, and shall be payable by the Issuer in accordance with such agreement.

         C. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by both of the parties hereto. No waiver of, nor any consent to any departure from, any provision of this Agreement shall be effective unless signed by the party intended to be bound. No such amendment, modification, waiver or consent shall adversely affect the rights of any holder of Notes outstanding at the time of such amendment, modification, waiver or consent.

         D. Except as otherwise provided herein, FNBC may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, including, without limitation, the Sub-Agent, or attorneys and shall not be responsible for the acts of such agents (other than FCTC) or attorneys appointed with due care hereunder, unless caused by the negligence or lack of good faith of FNBC.

         E. FNBC may consult with legal counsel regarding matters arising under this Agreement and shall not be liable for any action taken in good faith in reliance upon the advice of such counsel, provided that such counsel is selected with due care.

         F. The Issuer acknowledges the interest of DTC in Notes and Note Certificates as provided in the Certificate Agreement.

         G. FNBC, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights FNBC would have if FNBC were not acting hereunder.

         H. FNBC shall be under no liability for interest on any moneys received by FNBC hereunder except such as FNBC may agree with the Issuer to pay thereon, and need not segregate such moneys except as may be required by law.

         I. Nothing in this Agreement constitutes a commitment or obligation of FNBC to extend any credit to the Issuer, nor shall any course of dealing between the Issuer and FNBC be deemed to be, or constitute, any such commitment or obligation.

         J. Except as otherwise expressly provided herein, whenever, in the administration of this Agreement, FNBC shall deem it necessary that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate or written instructions of an Issuer Agent and such certificate or written instructions shall be full warranty to FNBC for any action taken, suffered, or omitted under the provisions of this Agreement in reliance upon such certificate or written instructions.

         K. Any banking association or corporation into which FNBC may be merged, converted or with which FNBC may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which FNBC shall be a party, shall succeed to all FNBC's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         L. FNBC's countersignature of a Note shall be for authentication purposes only. Neither FNBC nor the Sub-Agent shall have any liability on any Notes. Except with respect to FNBC's own actions in issuing and delivering Notes pursuant to Issuance Instructions, FNBC shall not be liable for the authorization, validity or legality of any Notes delivered by FNBC in accordance with Issuance Instructions.


10.      Notices.

         Any notices, demands, instructions and other communications required or permitted to be given or made upon either party shall be in writing and shall be personally delivered or sent by first class mail, postage prepaid (or telecopier, as permitted hereunder), and shall be effective for purposes of this Agreement upon receipt by the intended recipient thereof at the address designated by such recipient, or on the next succeeding Business Day if received on other than a Business Day. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this paragraph (or with respect to Issuance Instructions, as permitted hereunder), notices, demands, instructions and other communications in writing shall be addressed as indicated below:


         If to FNBC in its capacity      The First National Bank of Chicago
         as agent hereunder:             One First National Plaza
                                         Suite 0439, 1NS-9
                                         Chicago, Illinois 60670-0439
                                         Attn:  Commercial Paper Client Services
                                         Telephone: (312) 407-4722
                                         Telecopier: (312) 407-4154

           If to the Issuer:             National Service Industries, Inc.
                                         1420 Peachtree Street, N.E.
                                         Atlanta, GA 30309-3002
                                         Attn: Treasury Department
                                         Telephone: (404) 853-1223
                                         Telecopier: (404) 853-1330

11.      Assignment.

         Neither party hereto may assign any of its rights or obligations hereunder without the consent of the other party hereto.


12.      GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF ILLINOIS (EXCLUDING ITS CONFLICTS OF LAWS RULES).


13.      Entire Agreement.

         This Agreement, together with the Certificate Agreement, Representation Letter, Manual and Rules, constitutes the entire agreement between FNBC and the Issuer relating to the subject matter hereof, and supersedes all proposals and all other communications between the parties relating hereto.


14.      Counterparts.

         This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same Agreement.


                                       NATIONAL SERVICE INDUSTRIES, INC.

                                       By: /s/ CHESTER J. POPKOWSKI
                                          --------------------------------------
                                       Name:     Chester J. Popkowski
                                            ------------------------------------
                                       Title:    Vice President and Treasurer
                                             -----------------------------------


                                       THE FIRST NATIONAL BANK OF CHICAGO,
                                                 as Issuing and Paying Agent

                                       By: /s/ TAMRA AMOS
                                          --------------------------------------
                                       Name:     Tamra Amos
                                            ------------------------------------
                                       Title:    Corporate Account Executive
                                             -----------------------------------